Exhibit (a)(1)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
International Electronics, Inc.
at
$6.65 Net Per Share
by
Acquisition Sub 2007-2, Inc.
a wholly-owned subsidiary of
Linear LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, JUNE 22, 2007, UNLESS THE OFFER IS EXTENDED.

          The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 14, 2007, by and among Acquisition Sub 2007-2, Inc. (the “Purchaser”), Linear LLC (“Linear”), International Electronics, Inc. (“IEI”) and, for certain limited purposes, Nortek, Inc. (“Nortek”).  The board of directors of IEI has unanimously approved the Merger Agreement, the Offer and the Merger (each as defined herein); has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of IEI; and unanimously recommends that the shareholders of IEI accept the Offer and tender their shares of IEI Common Stock, $0.01 par value per share the (“Shares”), pursuant to the Offer.

          The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Purchaser and its affiliates, represent at least two-thirds of the total number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully diluted basis).

          Questions and requests for assistance may be directed to D. F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.   Shareholders of IEI may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

May 25, 2007

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Shares must:

1.	For Shares that are registered in such shareholder’s name and held as physical certificates:

	•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

	•	have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

	•	mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to The Bank of New York (the “Depositary”).

2.	For Shares that are registered in such shareholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase);

	•	if using the Letter of Transmittal, have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal;

	•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) together with any other documents required by the Letter of Transmittal to the Depositary; and

	•	transfer the Shares through book-entry transfer into the Depositary’s account.

3.	For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•

contact such broker, dealer, bank, trust company or other nominee and request that such broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

          The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York time, on Friday, June 22, 2007, unless extended), unless the procedures for guaranteed delivery described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase are followed.

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share, of IEI

Price Offered Per Share:	$6.65

Scheduled Expiration of Offer:	June 25, 2007

Purchaser:	Acquisition Sub 2007-2, Inc., a wholly-owned subsidiary of Linear LLC

IEI board of directors of IEI Recommendation:	The board of directors of IEI recommends that you accept the Offer and tender your Shares pursuant to the Offer

          The following are some of the questions that you, as a shareholder of International Electronics, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares of IEI common stock?

          Our name is Acquisition Sub 2007-2, Inc.  We are a Massachusetts corporation formed for the purpose of acquiring all of the outstanding common stock of IEI.  We are a wholly-owned subsidiary of Linear LLC, a California limited liability company (“Linear”) founded in 1961 that is a pioneer in engineered radio frequency (RF) products and is a major supplier of wireless residential security systems, intercoms, garage door operators, gate operators, access controls, short and long range radio remote controls, medical/emergency reporting systems, home audio, video, voice, and data distribution products, central vacuum systems and structured wiring.  See the “Introduction” and Section 9 “Certain Information Concerning Linear and the Purchaser” of this Offer to Purchase.

How much are you offering to pay?

          We are offering to pay $6.65 per share, net to you, in cash.

Will I have to pay any fees or commissions?

          You are responsible for paying any fees or expenses you incur in tendering your shares in the Offer.  If you are the record owner of your shares and you tender your shares to The Bank of New York, the depositary for the Offer, you will not have to pay brokerage fees or similar expenses.   If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.  You may be required to pay transfer taxes under certain circumstances described in the Letter of Transmittal.  See the “Introduction” of this Offer to Purchase.

Do you have the financial resources to make payment?

          Linear, our parent company, and Nortek, a Delaware corporation and the parent company of Linear, will provide us with sufficient funds to purchase all of the outstanding shares of IEI common stock that are validly tendered and to pay our related fees and expenses.  See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

i

Is your financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision to tender your shares in the Offer because:

•	we have sufficient funds available, through our parent company, Linear, and its parent company, Nortek, to purchase all shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition;

•	the Offer is for all of the outstanding shares of common stock of IEI and we will purchase such shares solely for cash; and

•	if we consummate the Offer, we will acquire any remaining shares for the same cash price through a second-step merger.

See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

Will the Offer be followed by a second-step merger if all the shares are not tendered in the Offer?

          If the Offer is completed and the other conditions to the merger are satisfied or waived, we will merge with and into IEI upon the vote of the IEI shareholders, if required by law. If that merger takes place, Linear will own all of the shares of IEI and, subject to appraisal rights under applicable law, all remaining IEI shareholders will receive $6.65 per share in cash in the merger.  There are no appraisal rights available in connection with the Offer, but shareholders who have not sold their shares in the offer would have appraisal rights in connection with the merger under Massachusetts law if these rights are perfected.  See the “Introduction” of this Offer to Purchase.  See also Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI” of this Offer to Purchase for a description of the conditions to the merger and a summary of appraisal rights under Massachusetts law.  For additional information regarding appraisal rights, you should review Annex II to this Offer to Purchase which contains Part 13 of the Massachusetts Business Corporation Act.

If I decide not to tender, how will the Offer affect my shares?

          If the second-step merger described above takes place, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, subject to your right to pursue appraisal under Massachusetts law.  Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference between tendering your shares and not tendering your shares in the Offer is that you will be paid earlier if you tender your shares.  However, if the merger does not take place, the number of shareholders and the number of shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares.  Also, the shares may no longer be eligible to be traded on the OTC Bulletin Board (the “OTCBB”) or any securities exchange, and IEI may cease making filings with the United States Securities and Exchange Commission (the “SEC”) or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies.  See Section 7 “Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI” of this Offer to Purchase.

How long do I have to tender in the Offer?

          You will have until 12:00 midnight, New York City time, on Friday, June 22, 2007, to tender your shares in the Offer, unless we extend the expiration date of the Offer.   If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 “Terms of the Offer” and Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Can the Offer be extended?

          If any of the conditions to our obligation to accept tendered shares have not been met and we have not waived such conditions upon expiration of the Offer, we will extend the Offer, but not beyond July 31, 2007.  See below, “What are the most significant conditions to the Offer?” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI” of this Offer to Purchase for a description of these conditions.

          We may also elect to provide a “subsequent offering period,” which would be an additional period of ten to 20 business days beginning after we have purchased shares tendered during the Offer.  In addition, in accordance with the terms of the Merger Agreement, if, on the date Purchaser accepts all shares tendered for payment (the “Acceptance Date”), we have not acquired at least 90% of the Shares then outstanding, we are obligated to provide a subsequent offering period.  During a subsequent offering period, shareholders would be permitted to tender, but not withdraw, their shares and receive the same per share amount paid in the Offer.  We do not currently intend to provide a subsequent offering period, except as required by the terms of the Merger Agreement, although we reserve the right to do so.  See Section 1 “Terms of the Offer” of this Offer to Purchase.

How will I be notified if the Offer is extended?

          If we extend the Offer or provide a subsequent offering period, we will inform The Bank of New York (which is the depositary for the Offer) of that fact, and will make a public announcement of the extension or subsequent offering period not later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the Offer (including any extension of the Offer).  See Section 1 “Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the Offer?

We would not be obligated to purchase any shares if:

•

there shall not have been tendered and not validly withdrawn Shares that, considered together with all other shares (if any) beneficially owned by Linear or its affiliates represent at least two-thirds of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis);

•

the board of directors of IEI shall have (i) withdrawn or modified, in a manner adverse to us or to Linear or any of our or Linear’s affiliates, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or any Company Acquisition Agreement (as such terms are defined in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI – Alternative Acquisition Proposals” of this Offer to Purchase) relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing; or

•

there shall have occurred any changes, conditions, events or developments that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI – Representations and Warranties” of this Offer to Purchase).

          The Offer is also subject to a number of other conditions.  See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

How do I tender my shares?

If your shares are registered in your name and are held as physical certificates, you must:

•	complete and sign the Letter of Transmittal (or manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal; and

•

mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for your shares and any other documents required by the Letter of Transmittal to The Bank of New York (which is the depositary for the Offer).

If your shares are registered in your name and are held in book-entry form, you must:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an agent’s message;

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal;

•

deliver an agent’s message or the Letter of Transmittal (or a manually signed facsimile) together with any other documents required by the Letter of Transmittal to The Bank of New York (which is the depositary for the Offer); and

•	transfer your shares through book-entry transfer into the account of The Bank of New York.

          If your shares are held in street name (i.e., through a broker, dealer, bank trust company or nominee), you must contact your broker, dealer, bank, trust company or other nominee and request that your shares be tendered in the Offer.

          For additional information on the procedures for tendering your shares, see Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Until what time can I withdraw previously tendered shares?

          You can withdraw shares at any time until the Offer has expired.  Also, if we have not accepted your shares for payment by July 23, 2007, you can withdraw shares at any time thereafter until we do accept your shares for payment.  You will not have the right to withdraw shares tendered during any subsequent offering period, if one is provided.  See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered shares?

          You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

When and how will I be paid for my tendered shares?

          Unless the Offer is extended in accordance with the Merger Agreement, as promptly as practicable after the later of: (1) the earliest date as of which we are permitted to accept for payment shares tendered pursuant to the Offer and (2) the earliest date on which the conditions to the Offer have been satisfied or waived, we will accept for payment all validly tendered and not validly withdrawn shares.  As promptly as possible after the acceptance for payment of shares tendered pursuant to the Offer, we will pay for these shares.  If there is a subsequent offering period, we would pay for all validly tendered shares promptly after they are tendered.

What does the board of directors of IEI think of the Offer?

          The board of directors of IEI has unanimously recommended that shareholders accept the Offer and tender their shares of IEI common stock pursuant to the Offer.  At a meeting held on May 14, 2007, the board of directors of IEI, by unanimous vote, (1) approved the merger agreement that we, Linear, Nortek and IEI entered into on

May 14, 2007 and the transactions contemplated by the merger agreement, including the Offer and the Merger, and (2) determined that the terms of the Offer and the Merger are fair to and in the bests interests of the shareholders of IEI, and recommended that the shareholders of IEI accept the Offer, tender their shares to us, and approve the Merger Agreement.  See the “Introduction” to this Offer to Purchase.

What is the market value of my shares as of a recent date?

          On May 14, 2007, the last trading day before Linear and IEI publicly announced that they had signed the merger agreement, the last sale price of the shares reported on the OTCBB market was $4.06 per share. On May 24, 2007, the last trading day before we commenced our tender Offer, the last sale price of the shares was $6.55 per share. We advise you to obtain a recent quotation for shares of IEI in deciding whether to tender your shares. See Section 6 “Price Range of the Shares; Dividends on the Shares” of this Offer to Purchase.

What are the United States federal income tax consequences of tendering shares?

          The receipt of cash for shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares sold pursuant to the Offer. See Section 5 “Certain U.S. Federal Income Tax Consequences.”

To whom can I talk if I have questions about the tender offer?

          You can call D. F. King & Co., Inc. toll-free at 1-800-431-9645.  D. F. King & Co., Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

v

To: All Holders of Common Stock of International Electronics, Inc.

INTRODUCTION

          Acquisition Sub 2007-2, Inc., a Massachusetts corporation (the “Purchaser”) and a wholly-owned subsidiary of Linear LLC, a California limited liability company (“Linear”), which is a wholly-owned subsidiary of Nortek, Inc., a Delaware corporation (“Nortek”), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share, (together, the “Shares”), of International Electronics, Inc., a Massachusetts corporation (“IEI”), at a price of $6.65 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

          The Purchaser is a corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).  Linear is a California limited liability company founded in 1961 that is a pioneer in engineered radio frequency (RF) products and is a major supplier of wireless residential security systems, intercoms, garage door operators, gate operators, access controls, short and long range radio remote controls, medical/emergency reporting systems, home audio, video, voice, and data distribution products, central vacuum systems and structured wiring.  For additional information about Linear and the Purchaser, see Section 9 “Certain Information Concerning Linear and the Purchaser” of this Offer to Purchase.

          Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks, brokers or other nominees should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Bank of New York, which is acting as the Depositary (the “Depositary”) and D. F. King & Co. Inc., which is acting as the Information Agent (the “Information Agent”), incurred in connection with the Offer.  See Section 16 “Fees and Expenses” of this Offer to Purchase.

          The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 14, 2007 (the “Merger Agreement”), among Linear, the Purchaser, Nortek and IEI, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into IEI, with the surviving entity, IEI, becoming a wholly owned subsidiary of Linear (the “Merger”).  In the Merger, each outstanding Share (other than Shares owned by Linear, the Purchaser, any wholly-owned subsidiary of Linear or IEI or by shareholders, if any, who are entitled to and properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.  Shareholders who exercise appraisal rights under Massachusetts law will receive a judicially determined fair value for their Shares, which value could be more or less than the price per Share to be paid in the Merger.

          The Merger Agreement is more fully described in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI” of this Offer to Purchase.

          At a meeting held on May 14, 2007, the board of directors of IEI, by unanimous vote, (1) approved the merger agreement that we, Linear, Nortek and IEI entered into on May 14, 2007 and the transactions contemplated by the merger agreement, including the Offer and the Merger, and (2) determined that the terms of the Offer and the Merger are fair to and in the bests interests of the shareholders of IEI, and recommended that the shareholders of IEI accept the Offer, tender their shares to us, and approve the Merger Agreement.  The factors considered by the board of directors of IEI in arriving at its decision to approve the Merger Agreement, the Offer and the Merger and to recommend that shareholders of IEI accept the Offer and tender their Shares pursuant to the Offer are described in IEI’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which IEI will file with the United States Securities and Exchange Commission (the “SEC”).

          The Offer is conditioned upon, among other things, (a) there having been tendered and not validly withdrawn Shares that, considered together with all other shares (if any) beneficially owned by Linear or its affiliates, represent at least two-thirds of the total number of Shares outstanding at the time of the expiration of the

Offer (determined on a fully diluted basis) (the “Minimum Condition”) and (b) the board of directors of IEI shall not have (i) withdrawn or modified, in a manner adverse to us or to Linear or any of our or Linear’s affiliates, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or any Company Acquisition Agreement (as such terms are defined elsewhere in this submission) relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing.  See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

          Consummation of the Merger is subject to a number of conditions, including adoption by the shareholders of IEI of the Merger Agreement, if such adoption is required under applicable law, absence of any injunction issued and continuing or law enacted since May 14, 2007 that prohibits the consummation of the Merger and Shares properly tendered having been purchased pursuant to the Offer.  In the event that the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge with and into IEI pursuant to the “short-form” merger provisions of the Massachusetts Business Corporation Act (the “MBCA”), without prior notice to, or any action by, any other shareholder of IEI.  See Section 12, “Purpose of the Offer; the Merger Agreement; Plans for IEI — The Merger Procedure — Vote Required to Approve Merger” and “—’Short-Form’ Merger Procedure” of this Offer to Purchase.

          IEI has informed the Purchaser that, as of May 14, 2007, (1) 1,746,931 Shares were issued (and not held by IEI as treasury shares) and outstanding, and (2) a total of 323,033 Shares were issuable upon the exercise of outstanding options. Based upon the foregoing and assuming that none of these options are cashed out or are otherwise terminated prior to the Expiration Date (as defined below), the Minimum Condition would be satisfied if at least 1,379,976 Shares are validly tendered and not validly withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of fully diluted Shares outstanding at the time of the expiration of the Offer.  Presuming satisfaction of the Minimum Condition and consummation of the Offer, Purchaser would then have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of IEI.

          If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on IEI’s board of directors as is equal to the product obtained by multiplying the total number of directors on such board of directors of IEI by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding, but in no event less than a majority of the number of directors.  Purchaser would then have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of IEI.  IEI and its board of directors shall, after the purchase of and payment for the Shares by Purchaser or any of its affiliates pursuant to the Offer, upon request of Purchaser, immediately increase the size of its board of directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser’s designees to be so elected to the board of directors of IEI and shall cause Purchaser’s designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith.  See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI” of this Offer to Purchase.

          Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

          This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1.   Terms of the Offer

          Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $6.65 per Share, net to the seller in cash, without interest thereon, for all Shares validly tendered prior to the

Expiration Date and not theretofore validly withdrawn in accordance with Section 3 “Withdrawal Rights” of this Offer to Purchase.  The term “Expiration Date” means 12:00 midnight, New York City time, on Friday, June 22, 2007, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, expires.

          If, at any scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept Shares for payment (including, without limitation, the Minimum Condition) shall not be satisfied or waived, Purchaser shall extend the Offer, in increments of not more than ten business days each, beyond the then applicable expiration date thereof for a time period ending no later than July 31, 2007, as is reasonably necessary to permit such condition(s) to be satisfied.  Notwithstanding the foregoing, Purchaser may, without the consent of IEI, extend the Offer for any period as may be required by any rule, regulation or interpretation published by the SEC, or the staff thereof, which is applicable to the Offer.  In either case, Purchaser may thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement no later than 9:00 a.m., New York City time, on the next business day following the scheduled Expiration Date if any of the conditions to the Purchaser’s obligation to purchase Shares are not satisfied or waived as of the Expiration Date.

          If at the Expiration Date of the Offer all of the conditions to the Offer have been satisfied or waived, the Purchaser may elect to provide a subsequent offering period of ten to 20 business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  If the Acceptance Date occurs but we acquire less than 90% of the Shares then outstanding, we are required to provide a Subsequent Offering Period under the terms of the Merger Agreement.  A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer and receive the same per share amount paid in the Offer.  During a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered and tendering shareholders will not have withdrawal rights.  The Purchaser cannot elect to provide a Subsequent Offering Period unless the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period.  The Purchaser does not currently intend to provide a Subsequent Offering Period, except as required by the terms of the Merger Agreement, although it reserves the right to do so in its sole discretion.

          Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

          Subject to the next sentence, the Purchaser may, at any time and from time to time, waive any condition to the Offer, by giving oral or written notice of such waiver to the Depositary.  Without the prior written consent of IEI, the Purchaser will not:

•	purchase any Shares pursuant to the Offer that when added to Shares owned by Purchaser and its affiliates would represent less than the Minimum Condition;

•	decrease the number of Shares sought to be purchased by the Purchaser pursuant to the Offer;

•	reduce the price per Share to be paid pursuant to the Offer;

•	extend the Offer or otherwise change the Expiration Date other than as described in this Section 1;

•	change the form of consideration payable in the Offer;

•	impose any additional conditions to the Offer; or

•	amend any term or condition of the Offer in any manner adverse to the holders of Shares.

          If by 12:00 midnight, New York City time, on Friday, June 22, 2007 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may:

•

except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn;

•

except as set forth above, extend the Offer (and is required by the terms of the Merger Agreement to so extend the Offer through the earlier of the satisfaction of the conditions to the Offer or July 31, 2007) and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

•	except as set forth above, amend the Offer.

          Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

          If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

          As described above, the Purchaser may, subject to certain conditions, be required to or elect to provide a Subsequent Offering Period.  In the event the Purchaser is required to or elects to provide a Subsequent Offering Period, it will announce and begin the Subsequent Offering Period in the notice announcing the results of the Offer that is issued no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

          IEI has provided the Purchaser with IEI’s shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.   Procedures for Tendering Shares

          Valid Tender.  A shareholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

•

for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

•

for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

          The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

          The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation (as defined below)).  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

          Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

          The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

          Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificate(s) for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificate(s) for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificate(s) surrendered, the tendered certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed exactly as the name or names of the registered holder(s) or owner(s) appear on the certificate(s), with the signatures on the certificate(s) or stock power(s)guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

          Guaranteed Delivery.  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificate(s) for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

•

either (1) the certificate(s) for tendered Shares together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

          The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

          Appointment as Proxy.  By executing a Letter of Transmittal (or a manually signed facsimile thereof) (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 14, 2007. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of IEI’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of IEI shareholders.

          Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Linear, IEI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

          Backup Withholding.  In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary. See Instruction 9 to the Letter of Transmittal.

3.   Withdrawal Rights

          Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

          Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, at any time on or after July 23, 2007.  In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

          For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of this Offer to Purchase at any time prior to the Expiration Date.

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Linear, IEI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4.   Acceptance for Payment and Payment

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn in accordance with Section 3 of this Offer to Purchase promptly after the Expiration Date.  If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.  The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares if certain conditions to the Purchaser’s obligations described in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase are not satisfied.  Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3 of this Offer to Purchase.

          In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificate(s) for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and (3) any other documents required by the Letter of Transmittal.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

          If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, the certificate(s) for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

          The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Linear, or to one or more direct or indirect wholly owned subsidiaries of Linear, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.   Certain U.S. Federal Income Tax Consequences

          The following is a general summary of certain U.S. federal income tax consequences relevant to a shareholder whose Shares are (1) tendered and purchased for cash pursuant to the Offer or (2) converted to cash in the Merger. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect.  The tax consequences to any particular shareholder may differ depending on that shareholder’s own circumstances and tax position.  For example, the following general summary may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as life insurance companies, tax-exempt organizations and financial institutions. This discussion is also not applicable to Shares held by partnerships (or other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes).  If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership or a partner in a partnership holding Shares, you should consult your tax advisors.  This discussion assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code.  This discussion does not address the consequences of the transactions described herein under the tax laws of any foreign jurisdiction. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

          U.S. Shareholders.  The following is applicable to shareholders that are United States persons for U.S. federal income tax purposes (“U.S. Shareholders”).  U.S. Shareholders include shareholders that are citizens or residents of the United States, corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, certain trusts classified as “United States persons” under Section 7701(a)(30)(E) of the Code, and estates that are subject to United States federal income taxation regardless of the source of their income.

          The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income tax laws.

          Generally, for U.S. federal income tax purposes, a tendering shareholder or a shareholder who receives cash in exchange for Shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger and the adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Any gain or loss recognized by such shareholder will be capital gain or loss.  Any capital gain or loss will be long-term capital gain or loss if such shareholder’s holding period for the Shares exceeds one year. In the case of an individual shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. The ability to use capital losses to offset ordinary income is limited.

            Non-U.S. Shareholders.  The following is applicable to shareholders that are not U.S. Shareholders (such shareholders, “Non-U.S. Shareholders”).

          Any gain realized on the receipt of cash in the Offer or the Merger by a Non-U.S. Shareholder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Shareholder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Shareholder);

•	the Non-U.S. Shareholder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

IEI is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. Shareholder owned more than 5% of IEI’s common stock at any time during the five years preceding the Merger.

          An individual Non-U.S. Shareholder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the Offer or the Merger under regular graduated U.S. federal income tax rates.  If a Non-U.S. Shareholder that is a foreign corporation falls under the first bullet point above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Shareholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Offer or the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. IEI believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the Merger.

          Backup Withholding. A shareholder (other than certain exempt shareholders including, among others, all corporations) that tenders Shares may be subject to a 28% backup withholding tax, unless the shareholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN), provides certain other certifications, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may also be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 2 of this Offer to Purchase. Each U.S. shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Non-U.S. shareholders should complete the appropriate Form W-8. See Instruction 9 to the Letter of Transmittal.

          If backup withholding applies to a shareholder, the Depositary is required to withhold 28% from payments to such shareholder and the IRS may impose a penalty on such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

6.   Price Range of the Shares; Dividends on the Shares

          The Shares are traded on the OTCBB under the symbol “IEIB.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on the OTCBB, and, for periods prior to July 14, 2005, as reported on NASDAQ:

International Electronics, Inc.

	High	Low

Fiscal Year Ended August 31, 2007:
Third Quarter (through May 24, 2007)	$6.55	$2.80
Second Quarter	$3.40	$2.20
First Quarter	$2.37	$1.30
Fiscal Year Ended August 31, 2006:
Fourth Quarter	$1.95	$1.45
Third Quarter	$2.17	$1.55
Second Quarter	$2.13	$1.51
First Quarter	$2.20	$1.33
Fiscal Year Ended August 31, 2005:
Fourth Quarter	$2.27	$1.50
Third Quarter	$2.75	$1.62
Second Quarter	$4.38	$1.85
First Quarter	$5.22	$2.53

          On May 14, 2007, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the OTCBB of the Shares was $4.06 per Share. On May 24, 2007, the last full trading day before commencement of the Offer, the last reported sales price on the OTCBB of the Shares was $6.55 per Share. Shareholders are urged to obtain current market quotations for the Shares.

          According to its Annual Report on Form 10-KSB for the year ended August 31, 2006 filed with the SEC, IEI historically has not declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future.  Under the Merger Agreement, IEI is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Linear.

7.   Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

          Market for the Shares.  As indicated above, since July 14, 2005 when the Shares were delisted from the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the Shares have been traded on the OTCBB.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will likely adversely affect the market liquidity, and could adversely affect the market value, of the remaining Shares held by the public.  The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.  We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares, or whether it would cause future market prices to be greater or less than the price per share in the Offer.

          Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of IEI to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by IEI to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to IEI, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of IEI and persons holding “restricted securities” of IEI to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) may be impaired or eliminated.  The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.  The Purchaser intends to seek to cause IEI to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

          Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.   Certain Information Concerning IEI

          IEI is a Massachusetts corporation with its principal offices at 427 Turnpike Street, Canton, Massachusetts 02021.  The telephone number at that location is (781) 821-5566.  According to its Annual Report on Form 10-KSB for the year ended August 31, 2006 filed with the SEC, IEI designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial securities systems and wireless access control and fleet management systems for industrial mobile asset applications.  IEI’s Shares are traded on the OTCBB under the symbol “IEIB.”

          Available Information.  IEI is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning IEI’s directors and officers, their remuneration, stock options and other matters, the principal holders of IEI’s securities and any material interest of such persons in transactions with IEI is required to be disclosed in IEI’s proxy statements distributed to IEI’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable, by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a Web site on the Internet at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

          Except as otherwise stated in this Offer to Purchase, the information concerning IEI contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Linear and the Purchaser do not have any knowledge that any such information is untrue, neither Linear nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by IEI to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.   Certain Information Concerning Linear, Nortek and the Purchaser

          Information Concerning Linear, Nortek and the Purchaser. Linear LLC is a California limited liability company with its principal business and executive offices located at Linear LLC, 1950 Camino Vida Roble, Suite 150, Carlsbad, CA 92008, where the telephone number is (760) 438-7000.  Linear is a wholly-owned subsidiary of Nortek, and is a pioneer in engineered radio frequency (RF) products and is a major supplier of wireless residential security systems, intercoms, garage door operators, gate operators, access controls, short and long range radio remote controls, medical/emergency reporting systems, home audio, video, voice, and data distribution products, central vacuum systems and structured wiring.

          Nortek, Inc., is a Delaware corporation with its principal business and executive offices located at Nortek, Inc., 50 Kennedy Plaza, Providence, RI 02903.  The telephone number at that location is (401) 751-1600.  Nortek is a leading diversified manufacturer of innovative, branded residential and commercial products, operating within three reporting segments: the Residential Ventilation Products, or RVP, segment, the Home Technology Products, or HTP, segment, and the Air Conditioning and Heating Products, or HVAC, segment. Through these segments, Nortek manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself, or DIY, market.

          The Purchaser, Acquisition Sub 2007-2, Inc., is a Massachusetts corporation that was recently incorporated for the purpose of acquiring all of the outstanding Shares of IEI and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement. The Purchaser is a wholly-owned subsidiary of Linear. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to the Purchaser’s formation and capitalization and the transactions contemplated by the Offer. The Purchaser is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of the Purchaser are located at Acquisition Sub 2007-2, Inc., c/o Linear LLC, 1950 Camino Vida Roble, Suite 150, Carlsbad, CA 92008.  The telephone number at that location is (760) 438-7000.

          The name, business address, citizenship, past and present principal occupations during the past five years of each of the officers and directors of Linear, the Purchaser and Nortek are set forth in Annex I to this Offer to Purchase.

          Neither Linear, the Purchaser, or Nortek, nor, to the best knowledge of Linear, the Purchaser and Nortek, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  Neither Linear, the Purchaser or Nortek, nor, to the best knowledge of Linear, the Purchaser and Nortek, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

          Past Contacts, Transactions, Negotiations and Agreements.  Except as set forth in Section 11 “Contacts and Transactions with IEI; Background of the Offer,” in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI — Tender and Support Agreements” and elsewhere in this Offer to Purchase:

•

none of Linear, the Purchaser, or, to the best knowledge of Linear and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing, (1) beneficially owns or has a right to acquire any Shares or any other equity securities of IEI; (2) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of IEI; or (3) has effected any transaction in the Shares or any other equity securities of IEI during the past 60 days;)

•

during the past two years, there have not been any transactions which would be required to be disclosed under the rules and regulations of the SEC between any of Linear, the Purchaser, or any of their respective subsidiaries, or, to the best knowledge of Linear and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and IEI or any of its executive officers, directors or affiliates, on the other hand; and

•

during the past two years, there have not been any negotiations, transactions or material contacts between any of Linear, the Purchaser, any of their respective subsidiaries or, to the best knowledge of Linear and the Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and IEI or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of IEI, any election of directors of IEI, or any sale or other transfer of a material amount of assets of IEI.

          Each of Linear and the Purchaser disclaims that it is an “affiliate” of IEI within the meaning of Rule 13e-3 under the Exchange Act.

10.   Source and Amount of Funds

          The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, cash out all Company Options (as defined below), in each case pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $14,100,000.

          The Merger Agreement provides that in connection with the Merger, with respect to all outstanding options to purchase Shares (the “Company Options”) granted under IEI’s 1999 Stock Option Plan and 2006 Stock Option

Plans (the “IEI Option Plans”) or otherwise, whether or not then vested, immediately prior to the consummation of the Offer, subject to the terms and conditions set forth below, each holder of a Company Option will be entitled to receive from IEI, and shall receive promptly after the date Purchaser accepts all shares tendered for payment (the “Acceptance Date”), in settlement of each Company Option a Cash Amount.  The “Cash Amount” shall be equal to the net amount of (1) the product of (A) the excess, if any, of the price paid per Share pursuant to the Offer (the “Offer Price”) over the exercise price per share of such Company Option immediately prior to the consummation of the Offer, multiplied by (B) the number of shares subject to such Company Option, less (2) any applicable withholdings for taxes.  If the exercise price per share of any Company Option equals or exceeds the Offer Price, the Cash Amount therefor shall be zero.  Notwithstanding the foregoing, payment of the Cash Amount is subject to Purchaser’s receipt of written acknowledgement from the holder of the Company Option, in a form reasonably acceptable to Purchaser, consenting to the foregoing arrangement and agreeing that no further payment is due to such holder on account of any Company Option and all of such holder’s rights under such Company Options have terminated.

          Immediately prior to the consummation of the Offer, except as provided in Section 1.8 of the Merger Agreement, all rights under any Company Option and any provision of the IEI Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of IEI shall be cancelled.  IEI shall use reasonable efforts to ensure that, immediately prior to, as of and after the consummation of the Offer, except as provided in Section 1.8 of the Merger Agreement, no person shall have any right under the IEI Option Plans or any other plan, program or arrangement with respect to any securities of IEI.

          Linear and Nortek will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement.  Linear and/or Nortek will be able to provide the Purchaser with the necessary funds.

          As of May 23, 2007, Nortek, Inc. and its subsidiaries had approximately $26,000,000 in unrestricted cash and cash equivalents.

          The Offer is not contingent upon the Purchaser, Linear or Nortek establishing any financing arrangements.

11.   Contacts and Transactions with IEI; Background of the Offer

          In August 2005, Mr. Richard Bready, Chairman, President and Chief Executive Officer of Nortek, Mr. Bruce Fleming, Vice President of Corporate Development  of Nortek, Mr. Grant Rummell, Chairman of Linear LLC and Mr. John Waldstein, President and Chief Executive Officer, Treasurer, Chief Financial and Accounting Officer and Chairman of the Board of IEI met in Rhode Island to discuss the possible acquisition of IEI by, or merger with, Nortek or one of its subsidiaries.  At that time, the parties were unable to reach agreement on material terms governing a sale of IEI.

          On March 7, 2007, Mr. Fleming and Mr. Waldstein spoke via telephone regarding a possible acquisition of IEI by, or merger with, Nortek or one of its subsidiaries.  On March 9, 2007, Mr. Bready, Mr. Fleming and Mr. Waldstein met at Nortek to further explore the acquisition of IEI by, or merger with, Nortek or one of its subsidiaries.

          On March 14, 2007, Mr. Bready, Mr. Waldstein and certain other IEI employees met at Nortek and Nortek and IEI executed a confidentiality agreement.  On April 3, 2007, Nortek sent an acquisition proposal to IEI with a proposed per share price of $5.75.  This proposal expired by its terms on April 13, 2007 before IEI provided an official response as to whether such offer was accepted or rejected.

          Between March 14, 2007 and April 24, 2007, IEI informed Nortek that IEI was discussing with several parties a possible change of control transaction.  Nortek requested and IEI agreed to provide any due diligence materials provided to any such other party.

          On April 24, 2007, Nortek sent a revised acquisition proposal to IEI with a proposed per share price of $6.25.  The April 27, 2007 meeting described below took place before IEI provided an official response as to whether such offer was accepted or rejected.

          On April 27, 2007, Mr. Bready, Mr. Fleming, Mr. Waldstein and Mr. Leslie Charm, director of IEI, met at Nortek and reached a preliminary, non-binding understanding, subject to negotiation of acceptable definitive documentation, receipt of all required board approvals and other matters, regarding the acquisition of IEI by Nortek or one of its subsidiaries at a per share price of $6.65.

          Nortek engaged Ropes & Gray LLP (“Ropes”) to advise and represent it in connection with its acquisition of IEI.  Between April 27, 2007 and May 14, 2007, representatives of Ropes & Gray discussed with representatives of Choate Hall & Stewart LLP (“Choate”), counsel to IEI, certain due diligence matters and matters related to the potential transaction.

          On May 2, 2007, Mr. Bready, Mr. Fleming, Mr. Rummell, Mr. Gregory J. Burkus, Managing Director of Shasta Partners, LLC, and Mr. Waldstein met at Nortek to coordinate the announcement of the transaction to IEI’s employees and discuss IEI’s business and operations and areas of cooperation with Linear.

          On May 3, 2007, Choate sent a first draft of the Merger Agreement to Ropes.  During the period between May 3, 2007 and May 14, 2007, Ropes and Choate exchanged multiple drafts of the Merger Agreement and of certain Tender and Support Agreements between Linear and certain executive officers of IEI (the “TSAs”) and held a number of calls to negotiate the terms of the Merger Agreement and the TSAs.

          During the period between May 7, 2007 and May 14, 2007, Mr. Fleming and Mr. Waldstein had several phone conversations regarding timing of the potential transaction and resolution of open issues.

          On May 9, 2007, Mr. Fleming, Mr. Burkus, Mr. Rummell and Mr. Waldstein met at an offsite location in Needham, MA to further discuss the announcement of the transaction to IEI’s employees as well as IEI’s business and operations and areas of cooperation with Linear.

          On May 14, 2007, at a special meeting of the board of directors of Nortek, the board of directors unanimously approved the Merger Agreement negotiated between the parties and the transactions contemplated thereby.

          On May 14, 2007, Linear, the sole member of the Purchaser, approved in an action by written consent, the Merger Agreement negotiated between the parties and the transactions contemplated thereby.

          On May 14, 2007, WDS LLC, a Delaware limited liability company and the sole member of Linear, approved in an action by written consent, the Merger Agreement negotiated between the parties and the transactions contemplated thereby.

          On May 14, 2007, at a special meeting of the board of directors of IEI, the board of directors of IEI unanimously approved the Merger Agreement negotiated between the parties and the transactions contemplated thereby.

          IEI, Linear and the Purchaser executed the Merger Agreement and Linear and certain executive officers of IEI executed the TSAs on May 14, 2007.

          On May 15, 2007, Linear and IEI issued a joint press release announcing the execution of the Merger Agreement.

          On May 25, 2007, the Purchaser commenced the Offer.

12.   Purpose of the Offer; the Merger Agreement; Plans for IEI

Purpose

          The purpose of the Offer is to enable Linear, through the Purchaser, to acquire control of IEI and is the first step in the acquisition of all of the outstanding Shares.  The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

          The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that Linear and the Purchaser have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference.  Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Such information should also be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549,  Linear’s filings with the SEC with respect to the Offer are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.  Shareholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

          The Offer.  The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable following the date of the Merger Agreement and in no event later than ten business days following the date of the Merger Agreement and that, upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer.  The conditions of the Offer are set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

          The Merger.  The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” the Purchaser will be merged with and into IEI, with IEI being the surviving corporation and becoming a wholly-owned subsidiary of Linear. Each issued Share (other than Shares owned by the Purchaser, Linear, any other wholly-owned subsidiary of Linear or IEI, or by shareholders, if any, who are entitled to and who properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the highest price per Share paid for Shares pursuant to the Offer in cash, without interest thereon.

          Vote Required to Approve Merger.  The MBCA requires, among other things, that IEI’s board of directors approve the Merger Agreement and, if the short-form merger procedure described below is not available, that the holders of two-thirds of IEI’s outstanding voting securities approve the Merger Agreement.  The board of directors of IEI has already approved the Offer, the Merger and the Merger Agreement.  If the short-form merger procedure is not available for the Merger, IEI’s shareholders will need to adopt the Merger Agreement.  If shareholder adoption is required by the MBCA, IEI will (subject to applicable legal requirements and requirements of its certificate of incorporation and bylaws) take all action necessary to call and hold a meeting of its shareholders following the consummation of the Offer for the purpose of adopting the Merger Agreement.  If the Minimum Condition in the Offer is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will have sufficient voting power to approve the Merger Agreement at a meeting of IEI shareholders without the affirmative vote of any other IEI shareholder.

          “Short-Form” Merger Procedure.  The MBCA also provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary.  In order to consummate the Merger pursuant to these provisions of the MBCA, the Purchaser would have to own at least 90% of the outstanding Shares of IEI.  If the Purchaser is able to consummate the Merger pursuant to these provisions of the MBCA, the closing of the Merger would take place as soon as practicable after the closing of the Offer, without any notice to or approval of the other shareholders of IEI.

          Conditions to the Merger.  The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	IEI’s shareholders shall have adopted the Merger Agreement by an affirmative vote of the holders of two-thirds of the outstanding Shares (the “IEI Shareholder Approval”), if required;

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger and no law shall have been enacted, entered, promulgated or enforced by any court or other governmental authority since May 14, 2007 and shall remain in effect that prevents the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use its reasonable efforts to have any such injunction lifted; and

•

the Purchaser, Linear or any affiliate of either of them, shall have purchased, or caused to be purchased, all Shares properly tendered pursuant to the Offer that together with shares otherwise owned by Purchaser and its affiliates represent at least the Minimum Condition.

          Termination of the Merger Agreement.  The Merger Agreement may be terminated and the Merger may be abandoned, whether before or after adoption of the Merger Agreement by the shareholders of IEI:

(a) by mutual written consent of Linear and IEI;

          (b)          by either Linear or IEI, if the Acceptance Date shall not have occurred on or before July 31, 2007 (the “Outside Date”); provided that no party may exercise any termination right under this clause if such party is in material breach of any of its representations, warranties or covenants under the Merger Agreement;

          (c)          by either Linear or IEI, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any legally binding injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

          (d)          by Linear, prior to the Acceptance Date, if neither Linear nor Purchaser is in material breach of any of its representations, warranties or covenants under the Merger Agreement, and if (i) any of the representations or warranties of IEI contained in the Merger Agreement are or become untrue or inaccurate such that the condition set forth in paragraph (e) of Annex A to the Merger Agreement would not be satisfied, or (ii) there has been a breach on the part of IEI of any of its covenants or agreements contained in the Merger Agreement such that the condition set forth in paragraph (f) of Annex A to the Merger Agreement would not be satisfied, and such breach (if curable) has not been cured within 10 business days after written notice to IEI;

          (e)          by IEI, prior to the Acceptance Date, if IEI is not in material breach of any of its representations, warranties or covenants under the Merger Agreement, and if (i) any of the representations or warranties of Linear or Purchaser in the Merger Agreement are or become untrue or inaccurate, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (as such term is defined in the Merger Agreement) or (ii) either Linear or Purchaser shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Merger Agreement and such breach (if curable) has not been cured within 10 business days after written notice to Linear;

          (f)          by Linear, prior to the Acceptance Date, if the board of directors of IEI shall have (i) withdrawn, qualified or modified, in a manner adverse to Linear or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or (ii) recommended or approved, or proposed publicly to recommend or approve, any Company Takeover Proposal (as such term is defined in the Merger Agreement) or any Company Acquisition Agreement (as such term is defined in the Merger Agreement) relating to any Company Takeover Proposal (as such term is defined in the Merger Agreement) or (iii) resolved to do any of the foregoing;

          (g)          by IEI, prior to the Acceptance Date, if the board of directors of IEI shall have effected a Change of Recommendation in compliance with Section 4.8(e) of the Merger Agreement in order to enter into a definitive agreement with respect to a Company Superior Offer (as such term is defined in the Merger Agreement) that relates to such Change of Recommendation (as such term is defined in the Merger Agreement) and prior to or concurrently with such termination IEI pays to Linear the Company Termination Fee (as such term is defined in the Merger Agreement) in accordance with Section 7.3 of the Merger Agreement; or

          (h)          by IEI, if Linear or Purchaser shall have failed to commence the Offer by the tenth business day following the date of the Merger Agreement; provided that IEI may not terminate the Merger Agreement for this reason if IEI is in material breach of any of its representations, warranties or covenants under the Merger Agreement.

          In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement shall be of no further force or effect, except for certain enumerated exceptions (including the termination fee described below under “Fees and Expenses; Termination Fee”); provided that such termination shall not relieve any party from any liability for any breach of any covenant contained in the Merger Agreement.

Alternative Acquisition Proposals.

          Except as set forth in Section 4.8 of the Merger Agreement, IEI shall not, directly or indirectly, and shall direct its officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit, knowingly encourage, initiate or facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding IEI to any person (other than Linear, Purchaser, any of their respective affiliates or any of their respective representatives) in connection with or in response to a Company Takeover Proposal or an inquiry that IEI believes in good faith could reasonably be expected to lead to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Takeover Proposal, except as to the existence of these provisions, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Linear or Purchaser, the approval or recommendation by the board of directors of IEI of the Offer, the Merger Agreement or the Merger, (v) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (vi) cause IEI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.

          IEI shall notify Linear as promptly as practicable (and in any event within two business days) of the receipt by IEI, or any of its representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations relating to any Company Takeover Proposal (including a summary of the material terms and conditions thereof, if a Company Takeover Proposal or request is not in writing, or a copy of the Company Takeover Proposal or request and any related draft Company Acquisition Agreements if it is in writing).  IEI shall keep Linear reasonably informed on a prompt basis of any material modifications to such inquiries, proposals or offers.  IEI agrees that it shall not terminate, waive, amend or modify, or release any person from, any provision of any standstill or confidentiality agreement to which it is a party and that relates to a Company Takeover Proposal, and IEI shall use reasonable efforts to enforce the provisions of any such agreement.  Upon the execution and delivery of the Merger Agreement, IEI shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the parties hereto) with respect to any Company Takeover Proposal and shall take reasonable steps to inform IEI’s representatives of the obligations described above, undertaken in Section 4.8 of the Merger Agreement.

          Notwithstanding anything in the Merger Agreement to the contrary, the board of directors of IEI may, at any time prior to the Acceptance Date (subject to IEI’s compliance with the provisions of Section 4.8 of the Merger Agreement):  (i) withdraw, qualify or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger (a “Change of Recommendation”) or (ii) approve or recommend a Company Superior Offer if and only if, in the case of both clause (i) and (ii) above:  (A) an unsolicited, bona fide written offer is made to IEI (and not withdrawn) by a third party for a Company Takeover Proposal; (B) the board determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; and (C) following consultation with outside legal counsel, the board of directors of IEI determines in good faith that the failure to so withdraw, qualify or modify of its approval or recommendation of the Offer, the Merger Agreement or the Merger would be inconsistent with its fiduciary duties to the shareholders of IEI under applicable law, but only, in the case of both clause (i) and (ii) above, (x) after providing written notice to Linear (a “Notice of Superior Offer”) that it is prepared to effect a Change of Recommendation in response to a Company Superior Proposal, which notice shall describe in reasonable detail the material terms and conditions of such Company Superior Offer (and including with such notice any draft Company Acquisition Agreement) and identifying the person or persons making such Company Superior Offer, and (y) if Linear, or an affiliate thereof, does not, within three business days of Linear’s receipt of the Notice of Superior Offer (the “Notice Period”), make an offer that the board of directors of IEI determines in good faith, after consultation with its financial advisor, to be at least as favorable to IEI’s shareholders as the Company Superior Offer, it being agreed that any amendment to the financial terms or any other material terms of such Company Superior Offer shall require a new Notice of Superior Offer to be delivered to Linear by IEI and a new Notice Period and shall otherwise require IEI to comply with all obligations during such new Notice Period that apply to IEI during any initial Notice Period under Section 4.8(e) of the Merger Agreement.

          “Company Takeover Proposal” means (other than the transactions contemplated by the Merger Agreement) any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of assets representing 20% or more of the assets of IEI or any of its subsidiaries, (ii) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of IEI or any of its subsidiaries, (iii) any tender offer, exchange offer or other transaction in which, if consummated, any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of IEI or any of its subsidiaries, or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving IEI or any of its subsidiaries.

          “Company Superior Offer” means a Company Takeover Proposal (x) that relates to all or substantially all of the outstanding equity interests in, or all or substantially all of the consolidated assets of, IEI and its subsidiaries, taken as a whole, (y) that is on terms that the board of directors of IEI determines, in good faith, after consultation with IEI’s outside legal counsel and financial advisor to be more favorable to the holders of Shares than the Offer and the Merger and (z) that is reasonably likely to be consummated, taking into account all legal, financial (including, without limitation, any financing contingencies) and regulatory aspects of such proposal.

     Fees and Expenses; Termination Fee.

          If (a) Linear exercises its right to terminate the Merger Agreement because the board of directors of IEI shall have (i) withdrawn, qualified or modified, in a manner adverse to Linear or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or (ii) recommended or approved, or proposed publicly to recommend or approve, any Company Takeover Proposal or any Company Acquisition Agreement relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing; or (b) IEI exercises its right to terminate the Merger Agreement prior to the Acceptance Date because the board of directors of IEI shall have effected a Change of Recommendation in compliance with the Merger Agreement in order to enter into a definitive agreement with respect to the Company Superior Offer that relates to such Change of Recommendation, then prior to or concurrently with such termination IEI shall pay to Linear on demand $400,000 (the “Company Termination Fee”), payable in same-day funds, to reimburse Linear for its time, expense, opportunity costs and other costs and damages associated with pursuing the Offer and the Merger.

          If within twelve months after termination pursuant to clause (d) of Section 12 of this Offer to Purchase “Purpose of the Offer; the Merger Agreement; Plans for IEI – The Merger Agreement – Termination of the Merger Agreement,” IEI shall enter into any agreement relating to a Company Takeover Proposal with a person other than Linear, Purchaser or one of their affiliates or a Company Takeover Proposal with a person other than Linear, Purchaser or one of their affiliates is consummated, then, immediately prior to, and as a condition of, entering into such agreement or the consummation of such transaction, as the case may be, IEI shall pay to Linear upon demand the Company Termination Fee, payable in same-day funds, to reimburse Linear for its time, expense, opportunity costs and other costs and damages associated with pursuing the Offer and the Merger; provided that no such amount shall be payable if the Company Termination Fee shall have already been paid in accordance with the Merger Agreement.  For purposes of this provision, a “Company Takeover Proposal” shall have the meaning set forth above, except that references to “20%” in such definition shall be replaced by “66-2/3%.”

          If the Merger Agreement is terminated by Linear, prior to the Acceptance Date, and if neither Linear nor Purchaser is in material breach of any of its representations, warranties or covenants under the Merger Agreement, and if (i) any of the representations or warranties of IEI contained in the Merger Agreement are or become untrue or inaccurate such that the condition set forth in paragraph (e) of Annex A of the Merger Agreement would not be satisfied, or (ii) there has been a breach on the part of IEI of any of its covenants or agreements in the Merger Agreement such that the condition set forth in paragraph (f) of Annex A of the Merger Agreement would not be satisfied, and such breach (if curable) has not been cured within 10 business days after written notice to IEI, IEI shall pay, as promptly as possible (but in any event within one business day) following receipt of an invoice therefor, all documented, out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Linear and its affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including, but not limited to the Offer (“Linear Expenses”), as directed by Linear in writing, up to a maximum of $200,000; provided, however, that IEI may deduct from any Company Termination Fee it is or becomes required to pay the amount of any Linear Expenses actually paid.

          Conduct of Business.  The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Acceptance Time, IEI and each of its subsidiaries shall, except (i) as otherwise consented to in writing by Linear, (ii) as set forth in the disclosure schedules to the Merger Agreement, (iii) as required by the Merger Agreement or (iv) as may be required to comply with any legal requirements or agreements to which IEI and its subsidiaries is a party as of the date of the Merger Agreement, conduct their businesses in the ordinary course consistent with past practice and shall use commercially reasonable best efforts to preserve intact its business organization, to keep available the services of its and its subsidiaries’ officers and employees, to maintain satisfactory relationships with all persons with whom it and its subsidiaries do business, and to preserve the possession, control and condition of all of its and its subsidiaries’ tangible and intangible assets.

          Without limiting the generality of the foregoing, except as expressly provided for in the Merger Agreement, as required by applicable law or as set forth in the disclosure schedules to the Merger Agreement, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, the Merger Agreement provides that IEI shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) amend or propose to amend its articles of organization or bylaws (or comparable governing instruments);

          (b)          authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any voting debt, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their present terms;

          (c)          split, combine or reclassify any shares of its capital stock or equity interests or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities or equity interests, other than dividends and distributions to IEI or one of its wholly-owned subsidiaries;

          (d)          (1) create, incur, assume, forgive or make any changes to the terms or collateral of any indebtedness for money borrowed (including capital leases), except for the incurrence of such indebtedness not to exceed $300,000 in the aggregate or incurrence’s that constitute a refinancing of existing obligations on terms that are no less favorable to IEI than the existing terms; (2) create, incur, assume, forgive or make any changes to the terms or collateral of any receivables except in the ordinary course of business consistent with past practice; (3) create, incur, assume, forgive or make any changes to the terms or collateral of any employee or officer loans or advances, except for advances in connection with business expenses incurred in the ordinary course of business consistent with past practice; (4) except in the ordinary course of business consistent with past practice for the purpose of depositing third party checks, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (5) except in accordance with IEI’s capital expenditure budgets as they existed on the date of the Merger Agreement (the “Capex Budgets”), make any capital expenditures in excess of $250,000; (6) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees); (7) acquire the stock or assets of, or merge or consolidate with, any other person; (8) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (9) sell, transfer, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than to secure debt permitted under subclause (1) of this clause (d) or other than in the ordinary course of business consistent with past practice;

          (e)          (1) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers, directors, employees, independent contractors or consultants or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director, employee, agent, consultant or affiliate, other than as required by applicable law or pursuant to the terms of agreements in effect on the date of the Merger Agreement or annual increases in salary or hourly wages for employees other than officers in the ordinary course of business consistent with past practice; or (2) enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates, except for expense reimbursements, and current compensation and benefits, in the ordinary course of business consistent with past practice and as permitted under the terms of the Merger Agreement;

          (f)          (1) commence, settle or compromise any litigation or other claim or proceedings with any governmental authority or other person where the amount sought or paid in settlement or compromise exceeds, in the aggregate for all such litigation, claims and proceedings, $250,000 or (2) make or rescind any election relating to taxes except to the extent consistent with prior practice, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, change any method of accounting or make any other material change in its accounting or tax policies, in each case except as required by applicable law, provided, however, that in no event shall IEI settle any litigation or other claim (i) relating to the transactions contemplated by the Merger Agreement or (ii) relating to any Company Takeover Proposal (whether first made prior to or after the date hereof) where, in the case of this subclause (ii), the amount sought or paid in settlement or compromise exceeds, in the aggregate for all such litigation, claims and proceedings, $100,000;

(g) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

          (h)          materially modify or amend, or terminate, any Company Material Contract (as such term is defined in the Merger Agreement), or waive, release or assign any material rights or claims thereunder, except, in each case, in the ordinary course of business consistent with past practice;

          (i)          modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality agreement or non-competition agreement to which IEI or any of its subsidiaries is a party;

(j) establish any subsidiary or enter into any new line of business;

          (k)          enter into or amend any lease, contract or agreement pursuant to which IEI or any of its subsidiaries is obligated to pay or incur obligations of more than $250,000 per year, other than leases contemplated in connection with the Capex Budgets or other leases, contracts or agreements in the ordinary course of business consistent with past practice;

          (l)          permit any material insurance policy naming IEI or any of its subsidiaries as a beneficiary or a loss payee to be cancelled or terminated without notice to and consent by Linear, unless IEI uses reasonable efforts to maintain substantially similar insurance coverage as is currently in place;

(m) revalue any of its assets or make any change in accounting methods, principles or practices, except as required by United States generally accepted accounting principles (“GAAP”);

(n) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (o)          discharge any obligations (including accounts payable) other than inter-company obligations or other obligations discharged on a timely basis in the ordinary course of business consistent with past practice;

(p) close or materially reduce IEI’s or any subsidiary’s activities, or effect any material layoff at any of IEI’s or any subsidiary’s facilities; or

(q) authorize any of, or agree to commit to do any of, the foregoing actions.

          Board of Directors. The Merger Agreement provides that, immediately upon the purchase of and payment for the Shares by Purchaser or any of its affiliates pursuant to the Offer following satisfaction of the Minimum Condition, Linear shall be entitled to designate such number of directors, rounded up to the next whole number, on IEI’s board of directors as is equal to the product obtained by multiplying the total number of directors on such board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding, but in no event less than a majority of the number of directors.  In furtherance thereof, IEI and its board shall, after the purchase of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, upon request of Purchaser, immediately increase the size of its board of directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser’s designees to be so elected to IEI’s board and shall cause Linear’s designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith.  In the event that Purchaser requests the resignation of directors of IEI pursuant to the immediately preceding sentence, IEI shall cause such directors of IEI to resign as may be designated by Purchaser in a writing delivered to IEI.  Immediately upon the first purchase of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, IEI shall, if requested by Linear, also cause directors designated by Linear to constitute at least the same percentage (rounded up to the next whole number) of each committee of the board as is on the board.  Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, IEI shall use its reasonable efforts to assure that there shall be on the board, until the time that the Merger shall become effective (the “Effective Time”), at least two of the members of the board who are directors on the date of the Merger Agreement and are not employees of IEI (each a “Continuing Director”).  In addition to any indemnification rights pursuant to the Merger Agreement or IEI’s restated articles of organization, as amended (the “Articles of Organization”), and Bylaws (the “Bylaws”),

the Continuing Directors as a group shall be entitled to retain independent legal counsel at Company expense if and to the extent that issues are presented to them that involve a conflict of interest for Company counsel.  IEI and its board shall promptly take all actions as may be necessary to comply with their obligations summarized in this paragraph.  If at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the board shall be entitled to appoint a person who is not an officer or employee of IEI or any subsidiary designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of the Merger Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of IEI then in office shall use their reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of IEI, its subsidiaries, Linear or Purchaser or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement).

          IEI shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the above paragraph, including mailing to shareholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Linear’s designees to be elected to the board.  Linear and Purchaser will supply IEI and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          Stock Options.  The Merger Agreement provides that with respect to all outstanding options to purchase Shares (the “Company Options”) granted under IEI’s 1999 Stock Option Plan and 2006 Stock Option Plans (the “IEI Option Plans”) or otherwise, whether or not then vested, immediately prior to the consummation of the Offer, subject to the terms and conditions set forth in Section 1.8(a) of the Merger Agreement, each holder of a Company Option will be entitled to receive from IEI, and shall receive promptly after the Acceptance Date, in settlement of each Company Option a Cash Amount.  The “Cash Amount” shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Offer Price over the exercise price per share of such Company Option immediately prior to the consummation of the Offer, multiplied by (B) the number of shares subject to such Company Option, less (ii) any applicable withholdings for taxes.  If the exercise price per share of any Company Option equals or exceeds the Offer Price, the Cash Amount therefor shall be zero.  Notwithstanding the foregoing, payment of the Cash Amount is subject to Linear’s receipt of written acknowledgement from the holder of the Option, in a form reasonably acceptable to Linear, consenting to the foregoing arrangement and agreeing that no further payment is due to such holder on account of any Company Option and all of such holder’s rights under such Company Options have terminated.

          Immediately prior to the consummation of the Offer, except as provided for in Section 1.8 of the Merger Agreement, all rights under any Company Option and any provision of IEI Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of IEI shall be cancelled.  IEI shall use reasonable efforts to ensure that, immediately prior to, as of and after the consummation of the Offer, except as provided in Section 1.8 of the Merger Agreement, no person shall have any right under IEI Option Plans or any other plan, program or arrangement with respect to any securities of IEI, or any subsidiary thereof.

          Prior to the consummation of the Offer, IEI shall use reasonable efforts to cause to be effected any necessary amendments to IEI Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Linear, required under any of IEI Option Plans or any Company Options to give effect to the foregoing provisions (as set forth in full in Section 1.8 of the Merger Agreement).

          Employee Benefits.  The Merger Agreement provides that from and after the Effective Time, Linear shall, and shall cause the surviving corporation to, honor all IEI employee benefit plans in accordance with their terms as in effect immediately before the consummation of the Offer, provided that nothing in the Merger Agreement shall prohibit Linear or the surviving corporation from amending or terminating any such IEI employee benefit plan in accordance with the terms at any time or from time to time thereafter.  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Linear and its subsidiaries providing benefits to any IEI employees after the Effective Time, each IEI employee shall be credited with his or her years of service with IEI and its subsidiaries before the Effective Time to the same extent as such IEI employee was entitled, before the Effective Time, to credit for such service under any similar IEI employee benefit plan in which such IEI employee participated or was eligible to participate immediately or prior to the Effective Time.

          Indemnification and Insurance.  Linear has agreed in the Merger Agreement that the articles of organization and bylaws of the surviving corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of organization and bylaws, respectively, of IEI as of the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of IEI or any of its subsidiaries.  After the Effective Time, the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of IEI and each of its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent of IEI or any of its subsidiaries, occurring at or before the Effective Time, to the same extent as provided in the Articles of Organization or Bylaws of IEI as of the date of the Agreement.  In the event of any such claim, action, suit, proceeding or investigation, (i) the surviving corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the surviving corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the surviving corporation shall cooperate in the defense of any such matter; provided, however, that the surviving corporation shall not be liable for any settlement effected without the surviving corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the surviving corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          IEI shall use commercially reasonable efforts to purchase at or prior to the consummation of the Offer, and the surviving corporation shall maintain in effect, tail policies to IEI’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by IEI’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof.  Notwithstanding the foregoing, if tail policies described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 175% of the aggregate annual amount currently paid by IEI for such coverage, IEI shall only purchase, and the surviving corporation shall only be required to maintain in effect, as much coverage as can be obtained by paying aggregate premiums equal to 175% of the aggregate annual amount currently paid by IEI for such coverage.

          Commercially Reasonable Best Efforts.  The Merger Agreement provides that subject to the terms and conditions provided in the Merger Agreement, IEI agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, (i) obtaining all consents from governmental authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that IEI shall not make any payment or amend the terms of any agreement in connection with obtaining any such consent without the prior written approval of Linear) and (ii) consulting and cooperating with, providing assistance to and furnishing information requested by Linear and Purchaser in the preparation and filing with the SEC of the Schedule TO, this Offer to Purchase, the Letter of Transmittal and all other ancillary Offer documents, together with all amendments and supplements thereto.  Upon the terms and subject to the conditions set forth in the Merger Agreement, IEI agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the closing of the Merger Agreement as set forth therein.

          The Merger Agreement provides that subject to the terms and conditions provided therein, Linear agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to:  (a) obtaining all consents from governmental authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby and (b) consulting and cooperating with, providing assistance to and furnishing information requested by the IEI in the preparation and filing with the SEC of the Schedule 14D-9 and the proxy statement, if applicable, and all necessary amendments and supplements thereto.  Upon the terms and subject to the conditions of the Merger Agreement, Linear agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the closing set forth in the Merger Agreement.

          In addition, the Merger Agreement provides that each of Linear and IEI shall give the other party prompt notice if any of the following occur after the date of the Merger Agreement:  (a) there has been a material failure of Linear, Purchaser or IEI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (b) receipt of any notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement, provided that such consent would have been required to have been disclosed pursuant to the Merger Agreement; (c) receipt of any material notice or other material communication from any governmental authority or other person (including, but not limited to, the National Association of Securities Dealers (“NASD”) in connection with the transactions contemplated by the Merger Agreement; (d) the occurrence of an event which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Purchaser Material Adverse Effect (as such terms are defined in the Merger Agreement) or that otherwise would reasonably be expected to cause a condition in Article VI or Annex A of the Merger Agreement not to be satisfied; or (e) the commencement or, to the Knowledge of such parties (as such term is defined in the Merger Agreement), threat of any litigation against Linear, Purchaser, IEI, any of their respective properties or assets, or any employee, agent, director or officer, in his or her capacity as such, which, if pending on the date of the Merger Agreement, would have been required to have been disclosed in the Merger Agreement or which relates to the consummation of the Offer or the Merger.

          Representations and Warranties.  The Merger Agreement contains various representations and warranties made by IEI to Linear and the Purchaser, including representations relating to due organization and good standing; capitalization; authorization, binding agreement; governmental approvals; no violations; SEC filings, company financial statements; absence of certain changes; absence of undisclosed liabilities; permits / compliance with law; litigation; material contracts; intellectual property; employee benefit plans; taxes and returns; finders and investment banker; fairness opinion; vote required, all necessary actions; environmental matters; Schedule 14d-9, offer documents and proxy statement; affiliate transactions; and customers.  Such representations and warranties were made to and solely for the benefit of Purchaser and Linear as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that IEI delivered in connection with signing the Merger Agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in IEI’s public disclosures.

          Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a “Material Adverse Effect.”  For purposes of the Merger Agreement and the Offer, a “Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of IEI and its subsidiaries, taken as a whole, or the ability of IEI to consummate the transactions contemplated by the Merger Agreement, except in each case for any such effects resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense as required or permitted by the Merger Agreement, (b) the entry into or announcement of the Merger Agreement and the other transactions contemplated hereby, (c) any change in or interpretations of (i) GAAP or (ii) any law, (d) any change in interest rates or general economic conditions in the industries or markets in which IEI or any of its subsidiaries operates (which changes do not affect IEI or any of its subsidiaries to a materially disproportionate degree related to the entities operating in such markets or industries or serving such markets) or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets, or (e) any natural disaster or act of God.  Material Adverse Effect does not include any adverse change in the stock price of IEI in and of itself (it being understood that the facts or occurrences giving rise to or contributing to such adverse change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect) or any changes, events, conditions or effects relating solely to Linear or any of its affiliates’ financial condition, results of operation or business.

          Amendments and Modifications.  The Merger Agreement may be amended with the approval of Linear, the Purchaser and IEI.

Confidentiality Agreement

          Nortek and IEI entered into a Confidentiality Agreement on March 13, 2007.  Pursuant to the Confidentiality Agreement, Nortek agreed to keep confidential certain information provided by IEI or its representatives.

Tender and Support Agreements

          In connection with the Merger Agreement, Linear and certain officers of IEI (the “Securityholders”) entered into Tender and Support Agreements (the “TSAs”), pursuant to which such officers agreed to tender all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer and to vote their shares to approve the transactions with Linear and provided Linear with proxies allowing Linear to vote such officers’ shares as more fully described below.

          Pursuant to the TSAs, the Securityholders agreed that during the period commencing on May 14, 2007 and ending immediately prior to the termination of the TSAs, at every meeting of the shareholders of IEI that IEI calls, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote his or her Shares (to the extent that any of such Securityholder’s Shares are not purchased in the Offer) (a) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (b) against (i) any agreement or IEI action regarding any Company Takeover Proposal (as such term is defined in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for IEI – The Merger Agreement - Alternative Acquisition Proposals” of this Offer to Purchase), (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of IEI or any of its subsidiaries, (iii) any agreement or IEI action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IEI under the Merger Agreement or (iv) any agreement or IEI action that would reasonably be expected to prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement or that would reasonably be expected to dilute the benefits to Linear and its affiliates of the transactions contemplated by the Merger Agreement and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of shareholders.

          In order to secure the performance of the Securityholders’ obligations under the TSAs, each Securityholder irrevocably granted a proxy appointing such persons as Linear designates as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in his or her name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Securityholder’s Shares until the termination of the applicable TSA, in accordance with its respective terms.  Each Securityholder revoked any and all previous proxies granted with respect to his or her Shares.  Each Securityholder severally (and not jointly) affirmed that the irrevocable proxy set forth in the applicable TSA, as the case may be, was given in connection with the execution of the Merger Agreement and granted in consideration of Linear entering into the TSAs and in consideration of Linear and Purchaser entering into the Merger Agreement and affirmed that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that the irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of the applicable TSA in accordance with its respective terms.

          Pursuant to the TSAs, each of the Securityholders has also agreed to tender all of his Shares in the Offer.  In addition, each of the Securityholders further agreed not to (i) transfer (which includes any sale, assignment, gift or other disposition) or consent to any transfer of his Shares, (ii) enter into any contract or arrangement to transfer any of his Shares, (iii) grant or permit the grant of a proxy, power of attorney or other authorization of his Shares (except as contemplated by the TSAs), (iv) deposit or permit the deposit of the Shares into a voting trust or enter a voting agreement with respect to the Shares or (v) take or permit any action that would interfere with the Securityholder’s ability to perform the obligations set forth in the TSAs.

Plans for IEI

          After the purchase of Shares by the Purchaser pursuant to the Offer, Linear may appoint its representatives to IEI’s board of directors in proportion to its ownership of the outstanding Shares, as described above under “Purpose of the Offer, the Merger Agreement, Plans for IEI - Board of Directors of IEI.”  Following completion of the Offer and Merger, Linear intends to operate IEI as a subsidiary under the direction of Linear’s  management.  Linear’s principal reason for acquiring IEI is the strategic fit of IEI’s operations with Linear’s operations.

          The Purchaser intends to continue to review IEI’s business, operations, capitalization and management.  Accordingly, the Purchaser reserves the right to change its plans and intentions at any time, as it deems appropriate.

Extraordinary Corporate Transactions

          Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving IEI or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of IEI or any of its subsidiaries, (3) any material change in the present dividend policy, or indebtedness or capitalization of IEI, (4) any change to IEI’s present management, (5) any other material changes in IEI’s corporate structure or business, (6) any class of equity securities of IEI being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (7) any class of equity securities of IEI becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.  With respect to clause (7) above, as reported in Section 7 “Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations – Exchange Act Registration” of this Offer to Purchase, the Purchaser intends to seek to cause IEI to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

          The Purchaser intends to continue to review IEI’s business, operations, capitalization and management.  Accordingly, the Purchaser reserves the right to change its plans and intentions at any time, as it deems appropriate.

Appraisal Rights

          The holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Part 13 of the MBCA (the “Appraisal Provisions”) to dissent and demand appraisal of their Shares.  Under the Appraisal Provisions, dissenting shareholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares.  If a shareholder and the surviving corporation in the Merger do not agree on such fair value, the shareholder will have the right to a judicial determination of fair value of such shareholder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger unless such exclusion would be inequitable) and to receive payment of such fair value in cash, together with any interest as determined by the court.  Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares.  The value so determined could be more or less than the price per Share to be paid in the Merger.

          The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Part 13 of the MBCA is set forth as Annex II hereto. Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

Going-Private Transactions

          Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions.  Linear and the Purchaser do not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be consummated within one year after the completion of the Offer and in the Merger, shareholders will receive the same price per Share as paid in the Offer.  If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the SEC and disclosed to shareholders prior to the consummation of the Merger.

13.   Dividends and Distributions

          As discussed in Section 12 of this Offer to Purchase, the Merger Agreement provides that from the date of the Merger Agreement, until the earliest to occur of the termination of the Merger Agreement or the Acceptance Time, without the prior written consent of Linear, IEI may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

14.   Certain Conditions of the Offer

          The Merger Agreement provides that the Purchaser shall not be required to accept for payment and, subject to the rules and regulations of the SEC, shall not be obligated to pay for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for), prior to the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement) if, there shall not have been validly tendered and not validly withdrawn that number of Shares which, together with that number of Shares beneficially owned by Linear and its affiliates, represent two-thirds of the total number of outstanding Shares at the time of expiration of the Offer (as determined on a fully diluted basis).

          Furthermore, the Purchaser shall not be required to accept for payment, and subject to the rules and regulations of the SEC, to pay for any validly tendered Shares if at any time after the date of the Merger Agreement and on or before the time of acceptance for payment on the Acceptance Date for all Shares validly tendered and not withdrawn prior to the expiration of the Offer, any of the following conditions exists and is continuing:

          (a)          there shall have been entered, enforced, instituted or issued by any governmental authority, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Linear, Purchaser or any other affiliate of Linear, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; or

          (b)          there shall have been any law enacted, enforced, promulgated or issued by any governmental authority, or deemed by any governmental authority applicable to (i) Linear, IEI or any subsidiary or affiliate of Linear or IEI or (ii) any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above.

(c) there shall have occurred any changes, conditions, events or developments that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

          (d)          the board of directors of IEI shall have (i) withdrawn or modified, in a manner adverse to Linear, Purchaser or any of their respective affiliates, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal or any Company Acquisition Agreement relating to any Company Takeover Proposal or (iii) resolved to do any of the foregoing;

          (e)          (i) excluding any of the representations and warranties set forth in Sections 2.2 and 2.3 of the Merger Agreement, any of the representations and warranties of IEI set forth in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall not be true and correct and the failure of such representations and warranties to be so true and correct  has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any of the representations and warranties of IEI set forth in Sections 2.2 or 2.3 of the Merger Agreement shall not be true and correct, in each case under clause (i) and clause (ii) either on the date of the Merger Agreement or as if made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to IEI Disclosure Schedule (as such term is defined in the Merger Agreement) made or purported to have been made after the date of the Merger Agreement shall be disregarded);

          (f)          IEI shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Agreement; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Linear and Purchaser and may be asserted by Linear or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Linear or Purchaser in whole or in part at any time and from time to time in their reasonable discretion.  The failure by Linear or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.   Certain Legal Matters

          Except as described in this Section 15, based on a review of publicly available filings made by IEI with the SEC and other publicly available information concerning IEI and information supplied by IEI, none of Linear, the Purchaser or IEI is aware of any license or regulatory permit that appears to be material to the business of IEI and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of the Shares (and the indirect acquisition of the stock of IEI’s subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, Linear and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.”  If certain types of adverse actions are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 of this Offer to Purchase for a description of certain conditions to the Offer.

          State Takeover Laws.  A number of states, including Massachusetts, have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. As a result of the board of directors of IEI approving the Merger Agreement and the transactions contemplated thereby, the Massachusetts takeover laws generally applicable to entities incorporated under the MBCA are do not apply to the transactions contemplated under the Merger Agreement.  To the extent that any other state takeover statutes purport to apply to the Offer or any subsequent potential merger or other business combination, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

16.    Fees and Expenses

          Linear and the Purchaser have retained D. F. King & Co., Inc. to act as the Information Agent and Bank of New York to serve as the Depositary in connection with the Offer.  The Information Agent and the Depositary will each receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses.  Linear will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

          Neither Linear nor the Purchaser will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.  Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material related to the Offer to their customers.

17.    Miscellaneous

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Linear nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Linear or the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

          Neither Linear nor the Purchaser has authorized any person to give any information or to make any representation on behalf of Linear or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

          Linear and the Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  In addition, IEI has filed with the SEC a Solicitation / Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 of this Offer to Purchase.

ACQUISITION SUB 2007-2, INC.

May 25, 2007

ANNEX I

Directors and Executive Officers of Linear, Nortek and the Purchaser

          The names of the directors and executive officers of Linear LLC, Nortek, Inc. and Acquisition Sub 2007-2, Inc. and their present principal occupations or employment and material employment history during the past five years are set forth below.  Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years.  Unless otherwise indicated, each individual is a citizen of the United States, his business address is c/o Nortek, Inc., 50 Kennedy Plaza, Providence, RI 02903, and his business telephone number is (401) 751-1600.

Linear LLC

Linear LLC is an indirect wholly-owned subsidiary of Nortek, Inc., which is Linear’s Manager.  Linear does not have a board of directors.

Richard L. Bready is Vice President of Linear LLC.  Mr. Bready has also served as the Chairman of the Board, Chief Executive Officer and President of Nortek, Inc. since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm. Mr. Bready is a director of Gamco Investors, Inc. and was recently elected as a director of Bancorp of Rhode Island, Inc.  [NASDAQ : BARI]

Edward J. Cooney is Vice President and Treasurer of Linear LLC.  Mr. Cooney has also served as Vice President and Treasuere of Nortek, Inc. since 2001.

Kevin W. Donnelly is Vice President, General Counsel and Secretary of Linear LLC.  Mr. Donnelly has also served as Vice President, General Counsel and Secretary of Nortek, Inc. since 1989.

Charles E. Monts has served as Vice President – Finance since 2006 and Vice President – Controller since 2004.  Prior to joining Linear, Mr. Monts was a practicing CPA with a San Diego County based firm from 2000 to 2004 and Controller at an electronics manufacturing and distribution company from 1994 to 2000.

Grant D. Rummell has served as Chairman of Linear since 2005.  Mr. Rummell was President of Linear from 1988 to 2005.

Dan C. Stottlemyre has served as President of Linear since 2005.  Mr. Stottlemyre served as Executive Vice President and General Manager from 2004 to 2005 and from 1988 to 2004 was Vice President – Engineering for Linear.

Nortek, Inc.

Richard L. Bready has served as Chairman of the Board, Chief Executive Officer and President of Nortek, Inc. since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm. Mr. Bready is a director of Gamco Investors, Inc. and was recently elected as a director of Bancorp of Rhode Island, Inc.  [NASDAQ : BARI]

Jeffrey C. Bloomberg has been a member of the Board of Directors of Nortek, Inc. since April 19, 2005. Mr. Bloomberg was previously a member of Nortek, Inc.’s Board of Directors from January 9, 2003 to August 27, 2004. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail and consumer goods companies in asset redeployment and providing capital solutions to middle market companies in the retail and consumer product industries. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company.

Joseph M. Cianciolo has been a member of the Board of Directors of Nortek, Inc. since 2003. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, Rhode Island office of KPMG LLP. At the time of his retirement, Mr. Cianciolo had been a partner of KPMG LLP since 1970. Mr. Cianciolo currently serves as a director of United Natural Foods, Inc. and Eagle Bulk Shipping, Inc.

Anthony J. DiNovi has been a member of the Board of Directors of Nortek, Inc. since August 27, 2004. Mr. DiNovi is a Co-President of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1988, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi currently serves as a director of American Media, Inc., Dunkin Brands, Inc., Michael Foods, Inc., Vertis, Inc. and West Corp.

David V. Harkins has been a member of the Board of Directors of Nortek, Inc. since August 27, 2004. Mr. Harkins currently serves as Vice Chairman of Thomas H. Lee Partners, L.P. Mr. Harkins is currently a director of National Dentex Corporation and Dunkin Brands, Inc. Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer of Conseco, Inc. from April 28, 2000 until June 28, 2000 without compensation for such service. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division.

David B. Hiley has been a member of the Board of Directors of Nortek, Inc. since 2003 and has been a financial consultant since 1991. From April 1, 1998 through March 1, 2000, Mr. Hiley served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc., a real estate investment trust. Prior to that, he was head of investment banking at Thomson McKinnon Securities. Mr. Hiley currently serves as a director of Eagle Bulk Shipping, Inc.

Kent R. Weldon has been a member of the Board of Directors of Nortek, Inc. since August 27, 2004. Mr. Weldon is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon was employed by Thomas H. Lee Partners, L.P. from 1991 until 1993 and has been employed by Thomas H. Lee Partners, L.P. since 1995, when he rejoined the firm. Prior to joining Thomas H. Lee Partners, L.P., Mr. Weldon worked in the corporate finance department of Morgan Stanley & Co. Incorporated. Mr. Weldon currently serves as a director of Cumulus Media Partners, FairPoint Communications, Inc., Michael Foods, Inc., and Progressive Moulded Products, Ltd.

Almon Hall has been Vice President and Chief Financial Officer of Nortek, Inc. since 2002.

Kevin Donnelly has been Vice President, General Counsel and Secretary of Nortek, Inc. since 1989.

Edward Cooney has been Vice President and Treasurer of Nortek, Inc. since 2001.

Bryan Kelln, was promoted to the newly created position of Senior Vice President and Chief Operating Officer of Nortek, Inc. on December 22, 2006.  Prior to that, on June 13, 2005, Mr. Kelln was named to the newly created position of Vice President-Operations Nortek, Inc.  Before joining Nortek, Inc., Mr. Kelln served as President of Jacuzzi, Inc. from July 2004 to May 2005; as Operating Executive of The Jordan Company from 2002 to 2004; as President and CEO of RockShox, Inc. from 2000 to 2002; and as Senior Vice President at General Cable Corporation. Mr. Kelln currently serves as a director of Sensus Metering Systems, Inc.

Acquisition Sub 2007-2, Inc.

Richard L. Bready has served as a director and Vice President of Acquisition Sub 2007-2, Inc. since 2007 and has also served as the Chairman of the Board, Chief Executive Officer and President of Nortek, Inc. since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm. Mr. Bready is a director of Gamco Investors, Inc. and was recently elected as a director of Bancorp of Rhode Island, Inc.  [NASDAQ : BARI]

Edward Cooney has served as a director, Vice President and Treasurer of Acquisition Sub 2007-2, Inc. since 2007 and has also served as Vice President and Treasurer of Nortek, Inc. since 2001.

ANNEX II

Part 13 of the Massachusetts Business Corporation Act

Subdivision
A. Right to Dissent and Obtain Payment for Shares
B. Procedure for Exercise of Appraisal Rights
C. Judicial Appraisal of Shares

Subdivision A.
Right to Dissent and Obtain Payment for Shares

Sec.
§ 13.01.  Definitions.
§ 13.02.  Right to Appraisal.
§ 13.03.  Assertion of Rights by Nominees and Beneficial Owners.

§ 13.01.  Definitions.

          In this part the following words shall have the following meanings unless the context requires otherwise:

          “Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

          “Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          “Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

          “Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

          “Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          “Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

          (a) listed on a national securities exchange,

          (b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

          (c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

          “Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

          “Person”, any individual, corporation, partnership, unincorporated association or other entity.

          “Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          “Shareholder”, the record shareholder or the beneficial shareholder.

§ 13.02.  Right to Appraisal.

          (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

          (1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

          (i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

          (ii) the sale or exchange is pursuant to court order; or

          (iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

          (i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

          (ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

          (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

          (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

          (5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre–existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

          (6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

          (7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

          (8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

          (b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

          (c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

          (d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

          (i) the proposed action is abandoned or rescinded; or

          (ii) a court having jurisdiction permanently enjoins or sets aside the action; or

          (iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

          (e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03.  Assertion of Rights by Nominees and Beneficial Owners.

          (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted.  The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record share-holder’s name under this subsection shall be deter-mined as if the shares as to which the record share-holder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

          (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (1) submits to the corporation the record share-holder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

          (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B.
Procedure for Exercise of Appraisal Rights

Sec.
§ 13.20.  Notice of Appraisal Rights.
§ 13.21.  Notice of Intent to Demand Payment.
§ 13.22.  Appraisal Notice and Form.
§ 13.23.  Perfection of Rights; Right to Withdraw.
§ 13.24.  Payment.
§ 13.25.  After-Acquired Shares.
§ 13.26.  Procedure if Shareholder Dissatisfied With Payment or Offer.

§ 13.20.  Notice of Appraisal Rights.

          (a) If proposed corporate action described in sub-section (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action.  If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

          (b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective.  Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§ 13.21.  Notice of Intent to Demand Payment.

          (a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

          (2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

          (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§ 13.22.  Appraisal Notice and Form.

          (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent.  In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

          (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the share-holder did not vote for the transaction;

          (2) state:

          (i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

          (ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

          (iii) the corporation’s estimate of the fair value of the shares;

          (iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

          (v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in sub-clause (ii) of this subsection; and

          (3) be accompanied by a copy of this chapter.

§ 13.23.  Perfection of Rights; Right to Withdraw.

          (a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22.  If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after—acquired shares under section 13.25.  In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22.  Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

          (b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22.  A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

          (c) A shareholder who does not execute and re-turn the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

§ 13.24.  Payment.

          (a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

          (b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

          (1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

          (3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§ 13.25.  After-Acquired Shares.

          (a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

          (b) If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

          (1) of the information required by clause (1) of subsection (b) of section 13.24:

          (2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

          (3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

          (4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

          (5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

          (c) Within 10 days after receiving the share-holder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

          (d) Within 40 days after sending the notice de-scribed in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

§ 13.26.  Procedure if Shareholder Dissatisfied With Payment or Offer.

          (a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that share-holder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24.  A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

          (b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C.
Judicial Appraisal of Shares

Sec.
§ 13.30.  Court Action.
§ 13.31.  Court Costs and Counsel Fees.

§ 13.30.  Court Action.

          (a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the 60–day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

          (b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located.  If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

          (c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive.  The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The appraisers shall have the powers described in the order appointing them, or in any amendment to it.  The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

          (e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the share-holder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§ 13.31.  Court Costs and Counsel Fees.

          (a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

          (2) against either the corporation or a share-holder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

          (d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

          Manually signed facsimile copies of the Letter of Transmittal will be accepted.  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of IEI or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Bank of New York

By Mail:	By Overnight Delivery:	By Hand:

The Bank of New York	The Bank of New York	The Bank of New York
International Electronics, Inc.	International Electronics, Inc.	Reorganization Services
P.O. Box 859208	161 Bay State Drive	101 Barclay Street
Braintree, MA 02185-9208	Braintree, MA 02184	Receive and Deliver Window Street Level New York, NY 10286

By Facsimile Transmission:

(781) 930-4939

Confirm by Telephone:
(781) 930-4900

          Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 431-9645